Filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
in connection with Registration
Statement No. 333-199005

PROSPECTUS SUPPLEMENT NO. 18
(TO PROSPECTUS DATED NOVEMBER 12, 2014)

MABVAX THERAPEUTICS HOLDINGS, INC.

1,615,070 Shares of Common Stock

This Prospectus Supplement No. 18 supplements and amends the prospectus dated November 12, 2014 relating to the resale of up to 1,615,070 shares of our common stock issuable upon conversion of shares of our Series A-1 Preferred Stock, including shares of our common stock issuable as a result of accrued and unpaid dividends on shares of our Series A-1 Preferred Stock through October 6, 2014.

This prospectus supplement should be read in conjunction with the prospectus dated November 12, 2014, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the resale of the shares of common stock issuable upon conversion of shares of our Series A-1 Preferred Stock.

On December 1, 2015, we filed a current report on Form 8-K with the Securities and Exchange Commission, which, without exhibits, is attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2015.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2015	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 29, 2015

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)

93-0987903
(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

MabVax Therapeutics Holdings, Inc. (the "Company") previously entered into agreements (the "Subscription Agreements") with certain investors to purchase Company securities in a private placement whose final closing occurred on April 10, 2015. In connection with a subsequent public offering by the Company announced on September 30, 2015, those investors were subject to market standoff provisions under the Subscription Agreements until November 30, 2015. On November 29, 2015, under the terms of the Subscription Agreement, the holders of the requisite number of Company securities consented to extend the market standoff provisions until January 28, 2016. The Subscription Agreement was previously filed with the Securities and Exchange Commission on March 31, 2015 as Exhibit 4.11 to the Company's annual report on form 10-K.

On December 1, 2015, the Company issued a press release announcing the filing of an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for the Company's lead fully human antibody product HuMab 5B1 as a therapeutic agent. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.

Date:   December 1, 2015

By:	/s/ J. David Hansen
Name: J. David Hansen
Title: President & CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 1, 2015